Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
April 25, 2018

PEABODY REPORTS EARNINGS FOR QUARTER ENDED MARCH 31, 2018

First quarter results reflect substantial cash flow generation; Company accelerates share repurchases and expands program size to $1.0 billion; Peabody confirms financial targets for 2018

ST. LOUIS, April 25 - Peabody (NYSE: BTU) today announced its first quarter 2018 operating results, including revenues of $1.46 billion, income from continuing operations, net of income taxes of $208.3 million, net income attributable to common stockholders of $106.6 million, diluted earnings per share from continuing operations of $0.83 and Adjusted EBITDA1 of $363.9 million.

"Peabody increased volumes, revenues and Adjusted EBITDA over 2017 levels and generated record free cash flow - in addition, today we are announcing the expansion of our share repurchase program to
$1.0 billion after accelerating our existing $500 million buyback program,” said Peabody President and Chief Executive Officer Glenn Kellow. “Our results reflect multiple achievements despite not operating at our full potential, as we generated significant cash, sold non-core assets, released cash collateral, simplified the capital structure, initiated a quarterly dividend and accelerated buyback activities."

First Quarter 2018 Results

Revenues for the first quarter rose 10 percent over the prior year to $1.46 billion driven by improved seaborne coal pricing and increased metallurgical coal volumes. First quarter income from continuing operations, net of income taxes, totaled $208.3 million, reflecting $169.6 million of depreciation, depletion and amortization and $36.3 million of interest expense. Net income attributable to common stockholders totaled $106.6 million for the quarter and included a non-cash dividend charge of $102.5 million related to the conversion of preferred shares during the quarter. All remaining preferred shares converted to common stock as of Jan. 31, 2018.

Note: All comparisons are to first quarter 2017 unless otherwise noted. Most first quarter 2017 income statement measures are not comparable with the current period due to the adoption of fresh-start reporting as of April 1, 2017.

[1] Adjusted EBITDA, revenues per ton, costs per ton and Adjusted EBITDA margin per ton and percent are non-GAAP financial measures. Please refer to the tables and related notes in this press release for a reconciliation of non-GAAP financial measures. Free cash flow is a non-GAAP measure defined as net cash provided by operating activities less net cash used in investing activities. A reconciliation of net cash provided by operating activities to free cash flow is included at the end of this document.

#1

First quarter Adjusted EBITDA increased 7 percent over the prior year to $363.9 million as strong seaborne pricing more than offset the impact of scheduled longwall moves in both Australia and the U.S.; weather effects and temporary geological conditions in Australia; and weaker U.S. pricing.

Australian Adjusted EBITDA increased 23 percent over the prior year to $228.0 million as 36 percent higher metallurgical volumes and sturdy seaborne pricing offset temporary weather and geological conditions. Australian sales volumes totaled 6.8 million tons, including 3.0 million tons of metallurgical coal sold at an average price of $153.04 per ton and 2.1 million tons of export thermal coal sold at an average price of $78.18 per ton, with the remainder delivered under a long-term domestic contract.

Australian thermal realized pricing increased 10 percent to $53.42 per ton in the first quarter, supported by strong seaborne coal fundamentals despite a larger mix of lower-priced domestic Australian sales. Adjusted EBITDA margins totaled 31 percent for the Australian thermal segment as robust seaborne pricing mitigated the impacts of 17 percent lower volumes and higher costs associated with a scheduled longwall move at the Wambo Mine; impacts from weather; and temporary lack of coal availability due to geology at the Wilpinjong Mine.

Australian metallurgical revenues increased 42 percent to $466.2 million in the first quarter on strong sales volumes and higher seaborne pricing relative to the prior year. Australian metallurgical costs per ton declined 2 percent from the prior year. However, costs were elevated during the quarter largely due to the completion of a longwall move at the Metropolitan Mine as well as temporary weather-related challenges. Despite these challenges, the metallurgical segment led the company in Adjusted EBITDA margins and contributions, earning 36 percent Adjusted EBITDA margins and contributing Adjusted EBITDA of $166.4 million in the first quarter.

First quarter U.S. Adjusted EBITDA totaled $137.7 million compared to $191.7 million in the prior year. Lower U.S. margins were driven by a decline in realized pricing as well as increased costs largely due to a longwall move; scheduled repairs and maintenance across the operations; wet weather in the Midwest; and sequencing of overburden removal in the PRB. In addition, first quarter 2017 Western segment results benefited from a $13 million contractual settlement with a customer, compared to approximately $3 million in the first quarter of 2018.

Resource Management Adjusted EBITDA increased $17.9 million from the prior year to $20.8 million, primarily due to a $20.6 million gain from the sale of surface lands in Queensland.

During the first quarter, Peabody generated positive operating cash flow of $579.7 million, including the release of $254.1 million of collateral requirements and cash tax refunds of $61.2 million. Free cash flow totaled $573.3 million, the largest contribution on record, including $53.7 million of capital expenditures and $35.3 million of Middlemount cash contributions.

Balance Sheet and Capital Return Initiatives

Peabody continues to execute on its stated financial priorities - generate cash, maintain financial strength, invest wisely and return cash to shareholders.

Liquidity

•
Liquidity at quarter end totaled $1.65 billion, including $1.42 billion in cash and cash equivalents, $187 million of available revolver capacity and $49 million of accounts receivable securitization capacity.

•	During the first quarter, Peabody secured approximately $333 million in third-party surety bonds in Australia, representing all of Peabody’s current Australian surety bonding needs.

#2

Balance Sheet

•
In early April, Peabody successfully completed the repricing of its senior secured term loan to modify terms to provide additional financial and operational flexibility, extend its maturity profile and reduce cash interest expense.

•
As part of the repricing, Peabody repaid approximately $46 million of its term loan, bringing the total balance to $400 million. Peabody’s total debt is now at the higher end of its previously established long-term debt target of $1.2 billion to $1.4 billion.

•
The company completed multiple non-core asset sales in the first quarter. Cash proceeds from the transactions totaled $23 million in the first quarter, with approximately $28 million also expected to be received in the second quarter. In addition, the company eliminated $4 million of reclamation liabilities as well as future take-or-pay obligations through the sale of Peabody’s 50 percent interest in the coal handling and preparation plant and associated rail loading facility utilized by the Millennium Mine.

Shareholder Returns

•	In the first quarter, Peabody initiated and paid a quarterly common stock cash dividend of $0.115 per share, totaling approximately $15 million.

•
In addition, the company repurchased 4.4 million shares during the first quarter with another 1.3 million shares repurchased in April, bringing total repurchases under the program to 11.5 million shares, or 8 percent of shares initially outstanding. Total repurchases under the company’s initial $500 million authorized share buyback program[2] are approximately $400 million.

•
Peabody announced today the board authorized the expansion of its share repurchase program to $1.0 billion, reflecting the company’s strong financial position and continued commitment to returning cash to shareholders[3].

“Given our robust operating performance since emergence, we believe we have significant flexibility to complete our current share repurchase program and execute a substantial portion of our newly expanded buyback program under our existing bond indentures,” said Peabody Executive Vice President and Chief Financial Officer Amy Schwetz. “We believe pursuing an amendment to our bond indentures could make sense at the right price, to secure incremental flexibility and greater certainty of accelerating our shareholder return programs.”

Industry Conditions

Seaborne thermal and metallurgical coal pricing remained robust on solid Asian-Pacific demand, while experiencing a gradual rebasing from elevated levels in the first quarter.

Through March, seaborne thermal coal demand rose compared to the prior year, supported by increased imports in China, India and ASEAN countries. Chinese thermal coal imports increased approximately 16 million tonnes over the prior year through March as cold weather drove an approximately 10 percent increase in power consumption and impacted domestic coal production and rail transportation. Indian thermal coal imports rose approximately 21 percent year over year due to utility restocking, weak domestic production and rail bottlenecks. ASEAN imports increased over the prior year on continued economic growth and rising coal generating capacity. Overall, Australian thermal coal exports were in line with the prior year.

[2] Repurchases will be subject to limitations in the company's debt documents and may be made from time to time at the company's discretion or pursuant to Rule 10b5-1 repurchase programs. The specific timing, price and size of purchases will depend on the share price, general market and economic conditions and other considerations. No expiration date has been set for the repurchase program, and the program may be suspended or discontinued at any time.

[3] Peabody will evaluate whether or not to pursue a potential amendment to its bond indentures based on ongoing dialogue with investors and J.P. Morgan, who is advising the company on the potential amendment.

#3

With respect to seaborne metallurgical coal demand, global steel production increased 4 percent through February compared to the prior year. India imports increased 21 percent through March compared to the prior year on strong steel production, while Chinese metallurgical imports declined approximately 5 million tonnes year over year despite strong domestic steel production. At the same time, Australian metallurgical exports were in line with the prior year.

Seaborne metallurgical coal prompt prices increased approximately $60 per tonne to an average of $228 per tonne in the first quarter compared to the prior year, with the index-based settlement price for premium hard coking coal set at approximately $237 per tonne, compared to the prior year settlement of $285 per tonne. The first quarter benchmark low-vol PCI price was set at $156.50, with the second quarter benchmark low-vol PCI price negotiated at $155 per tonne.

In the U.S., thermal coal demand declined 3 percent from the prior year on increased gas and wind generation as weak natural gas pricing continues to suppress coal demand. As a result, Powder River Basin coal consumption was roughly flat through March year over year. U.S. thermal exports remained robust, increasing approximately 38 percent over the prior year. U.S. coal production declined approximately 3 percent in the first quarter. Combined, these factors led to ending March inventories decreasing approximately 10 million tons from the prior year to approximately 49 days of maximum burn.

Second Quarter 2018 Expectations

Compared to the first quarter:

•	Australian thermal volumes are expected to increase sequentially throughout the year and unit costs are expected to improve;

•	Metallurgical costs are expected to decline as operational improvements are anticipated to mitigate the impacts of a North Goonyella longwall move bridging the second and third quarters;

•
In the U.S., Peabody expects traditional lower shoulder season PRB volumes in the second quarter. In addition, the company anticipates second quarter costs to improve in the Midwest segment relative to the first quarter 2018 given improved equipment availability; and

•	Peabody remains focused on its stated financial approach, including returning cash to shareholders through its share repurchase program and sustainable dividends.

Today's earnings call is scheduled for 10 a.m. CDT, and will be accompanied by a presentation available at PeabodyEnergy.com.

Peabody (NYSE: BTU) is the leading global pure-play coal company, serving power and steel customers in more than 25 countries on six continents. The company offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, customer focus, leadership, people, excellence, integrity and sustainability. For further information, visit PeabodyEnergy.com.

Contact:

Investors
Julie Gates
314.342.4336

Media
Michelle Constantine
314.342.4347

#4

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Mar. 31, 2018 and 2017

(In Millions, Except Per Share Data)
	2018	2017
	Successor	Predecessor
	Quarter Ended March 31

Tons Sold	48.3	46.1

Revenues	$1,462.7	$1,326.2
Operating Costs and Expenses (1)	1,057.2	950.2
Depreciation, Depletion and Amortization	169.6	119.9
Asset Retirement Obligation Expenses	12.3	14.6
Selling and Administrative Expenses	37.0	36.3
Other Operating (Income) Loss:
Net Gain on Disposals	(30.6)	(22.8)
Asset Impairment	—	30.5
Income from Equity Affiliates	(22.0)	(15.0)
Operating Profit	239.2	212.5
Interest Expense	36.3	32.9
Interest Income	(7.2)	(2.7)
Net Periodic Benefit Costs, Excluding Service Cost	4.5	14.4
Reorganization Items, Net	(12.8)	41.4
Income from Continuing Operations Before Income Taxes	218.4	126.5
Income Tax Provision	10.1	2.2
Income from Continuing Operations, Net of Income Taxes	208.3	124.3
Loss from Discontinued Operations, Net of Income Taxes	(1.3)	(4.1)
Net Income	207.0	120.2
Less: Series A Convertible Preferred Stock Dividends	102.5	—
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(2.1)	4.8
Net Income Attributable to Common Stockholders	$106.6	$115.4

Adjusted EBITDA (2)	$363.9	$341.3

Diluted EPS - Income from Continuing Operations (3)(4)	$0.83	$6.44

Diluted EPS - Net Income Attributable to Common Stockholders (3)	$0.82	$6.21

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP measure defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing the segments' operating performance as displayed in the reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA included at the end of this document. Adjusted EBITDA is used by management as one of the primary metrics to measure our operating performance. Management also believes non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

(3)
Diluted EPS is calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 123.2 million for the quarter ended March 31, 2018 and excluded 8.4 million weighted average shares outstanding related to the participating securities. Weighted average diluted shares outstanding were 18.4 million for the quarter ended March 31, 2017.

(4)	Reflects income from continuing operations, net of income taxes less preferred stock dividends and net (loss) income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#5

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2018 and 2017

	2018	2017
	Successor	Predecessor
	Quarter Ended March 31
Revenue Summary (In Millions)
Powder River Basin Mining Operations	$389.3	$394.3
Midwestern U.S. Mining Operations	201.7	193.2
Western U.S. Mining Operations	143.7	149.7
Total U.S. Mining Operations	734.7	737.2
Australian Metallurgical Mining Operations	466.2	328.9
Australian Thermal Mining Operations	201.4	224.8
Total Australian Mining Operations	667.6	553.7
Trading and Brokerage Operations	20.1	15.0
Other	40.3	20.3
Total	$1,462.7	$1,326.2

Tons Sold (In Millions)
Powder River Basin Mining Operations	32.4	31.0
Midwestern U.S. Mining Operations	4.7	4.5
Western U.S. Mining Operations	3.7	3.4
Total U.S. Mining Operations	40.8	38.9
Australian Metallurgical Mining Operations	3.0	2.2
Australian Thermal Mining Operations	3.8	4.6
Total Australian Mining Operations	6.8	6.8
Trading and Brokerage Operations	0.7	0.4
Total	48.3	46.1

Revenues per Ton - Mining Operations (1)
Powder River Basin	$12.02	$12.70
Midwestern U.S.	42.66	42.96
Western U.S.	38.96	44.68
Total U.S.	18.01	18.96
Australian Metallurgical	153.04	150.22
Australian Thermal	53.42	48.65
Total Australian	97.95	81.36

Operating Costs per Ton - Mining Operations (1)(2)
Powder River Basin	$9.72	$9.75
Midwestern U.S.	36.05	31.84
Western U.S.	30.27	29.76
Total U.S.	14.63	14.03
Australian Metallurgical	98.44	100.16
Australian Thermal	37.09	32.27
Total Australian	64.51	54.15

Adjusted EBITDA Margin per Ton - Mining Operations (1)(2)
Powder River Basin	$2.30	$2.95
Midwestern U.S.	6.61	11.12
Western U.S.	8.69	14.92
Total U.S.	3.38	4.93
Australian Metallurgical	54.60	50.06
Australian Thermal	16.33	16.38
Total Australian	33.44	27.21
Note: See footnote explanations on following page

#6

Supplemental Financial Data (Unaudited)
For the Quarters Ended Mar. 31, 2018 and 2017

	2018	2017
	Successor	Predecessor
	Quarter Ended March 31
Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Powder River Basin Mining Operations	$74.5	$91.7
Adjusted EBITDA - Midwestern U.S. Mining Operations	31.2	50.0
Adjusted EBITDA - Western U.S. Mining Operations	32.0	50.0
Total U.S. Mining Operations	137.7	191.7
Adjusted EBITDA - Australian Metallurgical Mining Operations	166.4	109.6
Adjusted EBITDA - Australian Thermal Mining Operations	61.6	75.6
Total Australian Mining Operations	228.0	185.2
Adjusted EBITDA - Trading and Brokerage	1.2	8.8
Adjusted EBITDA - Resource Management (3)	20.8	2.9
Selling and Administrative Expenses	(37.0)	(36.3)
Other Operating Costs, Net (4)	15.6	16.6
Corporate Hedging Results	(2.4)	(27.6)
Adjusted EBITDA	$363.9	$341.3

(1)
Revenues per Ton, Operating Costs per Ton and Adjusted EBITDA Margin per Ton are non-GAAP measures. Revenues per Ton and Adjusted EBITDA Margin per Ton are approximately equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Operating Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; and certain other costs related to post-mining activities.

(3)
Includes the Q1 2018 gain of $20.6 million on the sale of joint venture held surface lands in Queensland, gains (losses) on certain surplus coal reserves and surface land sales and property management costs and revenues.

(4)
Includes income from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with post-mining activities, coal royalty expense, minimum charges on certain transportation-related contracts, the Q1 2018 gain of $7.1 million recognized on the sale of our interest in the Red Mountain Joint Venture and the Q1 2017 gain of $19.7 million recognized on the sale of Dominion Terminal Associates.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#7

Condensed Consolidated Balance Sheets
As of Mar. 31, 2018 and Dec. 31, 2017

(Dollars In Millions)
	(Unaudited)
	Mar. 31, 2018	Dec. 31, 2017
Cash and Cash Equivalents	$1,416.6	$1,012.1
Restricted Cash	—	40.1
Accounts Receivable, Net	524.0	552.1
Inventories	265.5	291.3
Assets from Coal Trading Activities, Net	11.2	2.6
Collateral Arrangements - Current	109.1	—
Other Current Assets	251.1	291.8
Total Current Assets	2,577.5	2,190.0
Property, Plant, Equipment and Mine Development, Net	5,008.0	5,111.9
Collateral Arrangements	—	323.1
Investments and Other Assets	343.6	470.6
Deferred Income Taxes	85.5	85.6
Total Assets	$8,014.6	$8,181.2

Current Portion of Long-Term Debt	$87.1	$42.1
Liabilities from Coal Trading Activities, Net	8.8	11.7
Accounts Payable and Accrued Expenses	1,050.6	1,191.1
Total Current Liabilities	1,146.5	1,244.9
Long-Term Debt, Less Current Portion	1,368.1	1,418.7
Deferred Income Taxes	5.2	5.4
Asset Retirement Obligations	665.9	657.0
Accrued Postretirement Benefit Costs	727.3	730.0
Other Noncurrent Liabilities	451.1	469.4
Total Liabilities	4,364.1	4,525.4

Series A Convertible Preferred Stock	—	576.0
Common Stock	1.4	1.0
Additional Paid-in Capital	3,276.9	2,590.3
Treasury Stock	(351.4)	(175.9)
Retained Earnings	682.3	613.6
Accumulated Other Comprehensive Income	0.6	1.4
Peabody Energy Corporation Stockholders' Equity	3,609.8	3,606.4
Noncontrolling Interests	40.7	49.4
Total Stockholders' Equity	3,650.5	3,655.8
Total Liabilities and Stockholders' Equity	$8,014.6	$8,181.2

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#8

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Mar. 31, 2018 and 2017
(Dollars In Millions)
	2018	2017
	Successor	Predecessor
	Quarter Ended March 31
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$580.7	$264.3
Net Cash Used In Discontinued Operations	(1.0)	(8.2)
Net Cash Provided By Operating Activities	579.7	256.1
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(53.7)	(32.8)
Changes in Accrued Expenses Related to Capital Expenditures	(4.9)	(1.4)
Federal Coal Lease Expenditures	(0.5)	(0.5)
Proceeds from Disposal of Assets	23.0	24.3
Contributions to Joint Ventures	(123.5)	(95.4)
Distributions from Joint Ventures	120.7	90.5
Advances to Related Parties	(2.0)	(0.4)
Repayments of Loans from Related Parties	35.3	31.1
Other, Net	(0.8)	(0.3)
Net Cash (Used In) Provided By Investing Activities	(6.4)	15.1
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	1,000.0
Repayments of Long-Term Debt	(8.2)	(2.1)
Payment of Deferred Financing Costs	—	(45.4)
Common Stock Repurchases	(175.5)	—
Dividends Paid	(15.0)	—
Distributions to Noncontrolling Interests	(6.6)	(0.1)
Other, Net	0.2	(0.1)
Net Cash (Used In) Provided By Financing Activities	(205.1)	952.3
Net Change in Cash, Cash Equivalents and Restricted Cash	368.2	1,223.5
Cash, Cash Equivalents and Restricted Cash at Beginning of Period (1)	1,070.2	941.2
Cash, Cash Equivalents and Restricted Cash at End of Period (2)	$1,438.4	$2,164.7

(1) The following table provides a reconciliation of “Cash, cash equivalents and restricted cash at beginning of period”:

Cash and Cash Equivalents	$1,012.1
Restricted Cash	40.1
Restricted Cash Included in Investments and Other Assets	18.0
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	$1,070.2

(2) The following table provides a reconciliation of “Cash, cash equivalents and restricted cash at end of period”:

Cash and Cash Equivalents	$1,416.6
Restricted Cash Included in Investments and Other Assets	21.8
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,438.4

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#9

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Mar. 31, 2018 and 2017

(Dollars In Millions)
	2018	2017
	Successor	Predecessor
	Quarter Ended March 31

Income from Continuing Operations, Net of Income Taxes	$208.3	$124.3
Depreciation, Depletion and Amortization	169.6	119.9
Asset Retirement Obligation Expenses	12.3	14.6
Asset Impairment	—	30.5
Changes in Deferred Tax Asset Valuation Allowance and Amortization of Basis Difference Related to Equity Affiliates	(7.6)	(5.2)
Interest Expense	36.3	32.9
Interest Income	(7.2)	(2.7)
Reorganization Items, Net	(12.8)	41.4
Unrealized Gains on Economic Hedges	(38.6)	(16.6)
Unrealized Losses on Non-Coal Trading Derivative Contracts	1.8	—
Take-or-Pay Contract-Based Intangible Recognition	(8.3)	—
Income Tax Provision	10.1	2.2

Adjusted EBITDA	$363.9	$341.3

	2018	2017
	Successor	Predecessor
	Quarter Ended March 31
Net Cash Provided By Operating Activities	$579.7	$256.1
Net Cash (Used In) Provided By Investing Activities	(6.4)	15.1

Free Cash Flow (1)	$573.3	$271.2

(1)
Free Cash Flow is a non-GAAP measure defined as net cash provided by operating activities less net cash (used in) provided by investing activities. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations. Free Cash Flow is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#10

2018 Full-Year Guidance Targets

Sales Volumes (Short Tons in millions)		Capital Expenditures	$275 - $325 million
PRB	115 - 125
ILB	18 - 19	SG&A Expense	~$150 million
Western	13 - 14
Total U.S.	146 - 158	Interest Expense	$140 - $148 million

Aus. Metallurgical[1]	11 - 12	Cost Sensitivities[4]
Aus. Export Thermal[2]	11.5 - 12.5	$0.05 Decrease in A$ FX Rate[5]	+~$75 million
Aus. Domestic Thermal	7 - 8	$0.05 Increase in A$ FX Rate[5]	-~$60 million
Total Australia	29.5 - 32.5	Fuel (+/- $10/barrel)	+/- ~$23 million

U.S. Operations - Revenue Per Ton		2018 Priced Position (Avg. Price per Short Ton)
Total U.S.	$17.50 - $18.50	PRB	$11.93
		ILB	~$42
U.S. Operations - Costs Per Ton		Australia Export Thermal	~$76
PRB	$9.25 - $9.75
ILB	$31.50 - $33.50	~95% of Peabody's 2018 U.S. volumes are priced
Total U.S.	$13.50 - $14.50	~40% of Peabody's 2019 U.S. volumes are priced
~5.5 million short tons of Australia export thermal
Australia Operations - Costs per Ton (USD)[3]		coal priced for 2018
Metallurgical	$85 - $95
Thermal	$32 - $36	2019 Priced Position (Avg. Price per Short Ton)
Total Australia	$52 - $58	Australia Export Thermal	~$75
~2 million short tons of Australia export thermal
coal priced for 2019

1 Metallurgical coal sales volumes may range from ~55%-65% PCI and ~35%-45% coking coal (including semi-hard and semi-soft coking coals). Approximately 30% of seaborne coking sales may be priced on a spot basis, with the remainder linked to an index. Approximately 30% of seaborne PCI sales may be priced on a spot basis, but the remainder linked to the quarterly LV PCI benchmark. The company also has exposure to approximately 2 million tons of metallurgical coal related to the Middlemount Mine, a 50/50 joint venture accounted for in (Income) Loss from Equity Affiliates.

Peabody’s North Goonyella Mine receives the PHCC index quoted price and the Coppabella Mine typically sets the LV PCI benchmark, with the remainder of products sold at discounts to these values based on coal qualities and properties. On a weighted-average basis across all metallurgical products, Peabody typically realizes approximately 85%-90% of the PHCC index quoted price for its coking products, and 85%-90% of the LV PCI benchmark price for its PCI products.

2 A portion of Peabody’s seaborne thermal coal products sell at or above the Newcastle index, with the remainder sold at discounts relative to the Newcastle index based on coal qualities and properties. On a weighted-average basis across all seaborne thermal products, Peabody typically realizes approximately 90%-95% of the Newcastle index price.

#11

3 Assumes 2018 average A$ FX rate of $0.78. Cost ranges include sales-related cost, which will fluctuate based on realized prices.

4 Sensitivities reflect approximate impacts of changes in variables on financial performance. When realized, actual impacts may differ significantly.

5 As of March 31, 2018, Peabody had purchased average rate call options in aggregate notional amount of approximately AUD $1.1 billion to manage market price volatility associated with the Australian dollar with strike price levels ranging from $0.79 to $0.82 and settlement dates through December 2018. Sensitivities provided are relative to an assumed average A$ FX exchange rate of $0.78.

Note 1: Peabody classifies its Australian Metallurgical or Thermal Mining segments based on the primary customer base and reserve type. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade and vice versa. Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on industry conditions. Per ton metrics presented are non-GAAP measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Note 2: A sensitivity to changes in seaborne pricing should consider Peabody’s estimated split of PCI and coking coal products, the ratio of PLV PCI benchmark to PLV HCC index quoted price, the weighted average discounts across all products to the applicable PLV HCC index quoted price or PLV PCI benchmark or Newcastle index prices, in addition to impacts on sales-related costs in Australia, and applicable conversions between short tons and metric tonnes as necessary.

Note 3: As of April 25, 2018, on a fully diluted basis, Peabody has approximately 128.8 million shares of common stock outstanding, including approximately 3.0 million shares underlying unvested equity awards under Peabody’s long-term incentive plan.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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